UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
April 27, 2009

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2009, Measurement Specialties, Inc. (the “Company”) and certain subsidiaries entered into a Seventh Amendment to Credit Agreement (the “Amendment”) among the Company, certain subsidiaries of the Company, and lenders General Electric Capital Corporation, Wachovia Bank, National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A, and Royal Bank of Canada.

The Amendment will provide the Company with additional flexibility under its minimum EBITDA covenant, total leverage ratio covenant, fixed charge ratio covenant and maximum capital expenditure covenant included in its senior credit facility. Under the terms of the Amendment, the principal amount available under the Company’s revolver has been reduced from $121 million to $90 million. The Amendment increased the interest rate by between 150 and 225 basis points, with increases in the Index Margin and LIBOR Margin, which vary based on the Company’s debt to EBITDA leverage ratio.  Pursuant to the Amendment, the Company is prohibited from consummating any business acquisitions during the covenant relief period, which ends March 31, 2010.

The Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

10.1
Seventh Amendment to Credit Agreement dated April 27, 2009 by and among Measurement Specialties, Inc., the US Credit Parties signatory thereto, General Electric Capital Corporation, Wachovia Bank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A, and Royal Bank of Canada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: April 29, 2009